Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated June 3, 2008, relating to the consolidated financial statements and financial statement schedule of Canadian Solar Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which reports 1) express an unqualified opinion on the financial statements and financials statement schedule and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an Interpretation of FASB Statement 109,” effective January 1, 2007 and 2) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

July 14, 2008